Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES RESULTS OF ANNUAL SHAREHOLDER MEETING, AN UPDATE REGARDING MAJOR CUSTOMER’S PRODUCT DEVELOPMENT PLANS, AND RECEIPT OF $1.5 MILLION AND $3.0 MILLION PURCHASE ORDERS

IRVINE, CA, December 11, 2009 - PRO-DEX, INC. (NasdaqCM: PDEX) (the “Company”) today announced the results of its 2009 Annual Shareholders Meeting held on December 4, 2009.  At the Meeting, the Company's shareholders (i) elected George Isaac, Michael Berthelot, William Healey, David Holder and Mark Murphy as directors; (ii) approved the authority for the Board of Directors to effect a reverse stock split if it should elect to do so at any time between January 1, 2010 and December 31, 2010; and (iii) ratified the appointment of Moss Adams, LLP as the Company's independent auditors for the fiscal year ending June 30, 2010.

The Company also announced today that one of its largest customers (the “Customer”) is in the process of developing, and plans to eventually manufacture its own surgical hand pieces which are functionally comparable to the two products currently provided by the Company.  Aggregate sales of these two products to this Customer during the 12-month period ending November 30, 2009 were $7.5 million, representing 35% of the Company’s revenues during the same period.  Pro-Dex has been the exclusive manufacturer of these products since they were developed.  The Customer’s 5-year commitment to exclusivity with the Company will conclude on January 6, 2010.

The Customer has not provided firm transition dates or volumes due to the inherent uncertainty in the design, testing, and qualification process.  The Customer advised that it expects to maintain its current level of purchases at least through August of 2010 for one product (which represents 45% of its total purchases from the Company during the 12-month period ended November 30, 2009), and at least through December of 2010 for the second product (which represents 43% of its total purchases from the Company during the 12-month period ended November 30, 2009).

On December 4, 2009, the Customer placed a $1.5 million purchase order with the Company for delivery of the second product at historical monthly quantities through September, 2010.  The Customer also stated that it expects to continue to buy some volume of these products from the Company beyond those dates as its initial success is not assured, certain markets may not adopt the Customer's design, and regulatory registration in certain markets is a lengthy process.  Further, the Customer indicated that it will continue to rely on the Company for the repair of Company manufactured units in the field.  Such repairs represented 12% (approximately $914,000) of its total purchases for the 12-month period ended November 30, 2009.

The design and production of these products is quite technologically challenging, as such devices are exposed to extremely harsh surgical and sterilization conditions.  A different large customer of the Company pursued a similar course of action several years ago and ultimately canceled its in-sourcing project, continuing its purchases from Pro-Dex.  The Customer currently pursuing this course has indicated a high commitment to proceeding cautiously.  Accordingly, the actual occurrence of, and certainly the specific timing of any transition is very difficult to estimate.

The Company intends to find additional business and reduce its operating costs as necessary to minimize the impact of a potential revenue reduction.  In the event that the Customer’s future purchases are reduced beyond the additional business won and the cost savings realized, the Company is likely to experience a material and adverse impact on its business.

The Company has no commitment from the Customer that it will update the Company with the status of its product development efforts and the Customer has no obligation to do so.  Accordingly, the Company is unable to know or predict the status of the Customer’s initiative on an ongoing basis.  The name of the Customer is protected by a confidentiality agreement.

Lastly, the Company reported that, on December 10, 2009, it received a $3.0 million purchase order from a different existing customer for a single product that the Company released last quarter.  The order is for product to be delivered between May of 2010 (when existing open orders are fulfilled) and September of 2011.  The previously-mentioned $1.5 million order and this purchase order together increase the Company’s backlog to $12.7 million as of December 10, 2009.

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Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.